Exhibit 10.4

July 8, 2010

Anthony L. Wolk

52 Winthrop Road

Short Hills, NJ 07078

Dear Tony:

This letter will confirm the terms of your offer of employment with Universal American Corp. (the “Company”) and/or its subsidiaries. Such terms and conditions are as follows:

1. Position and Responsibilities.  You will serve in the position of SVP, General Counsel & Secretary for the Company. You will report to Richard A. Barasch, Chairman & Chief Executive Officer, and assume and discharge such responsibilities as are commensurate with such position as your manager may direct.  During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently, and completely.  In addition, you shall comply with and be bound by the operating policies, procedures, and practices of the Company including, without limitation, the Company’s Code of Conduct and Business Ethics, that are in effect during your employment.  In addition, you agree to be bound by the terms of a non-competition agreement, which is attached as Appendix A. You also acknowledge that you shall be required to travel in connection with the performance of your duties.

2. Compensation.

a)                         In consideration of your services, your annual base salary will be $325,000 as the same may be increased from time to time (“Base Salary”), payable in accordance with the Company’s prevailing payroll practices.

b)                         You will be eligible to receive a target cash bonus of 60% of your Base Salary, the amount of which shall be determined at the Company’s sole discretion.  Annual target bonus payouts are based on both individual and Company performance, and will be paid in accordance with the Company’s bonus distribution schedule. For 2010, your bonus will be pro-rated based on actual time served with the Company, the amount of which is to be determined at the Company’s sole discretion.

3. Other Benefits.  You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility.  You shall be entitled to 15 paid vacation days per year consistent with the Company’s vacation policy.  During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally.  Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.  You have 30 days from your date of hire to complete your Benefits enrollment forms and forward them to the appropriate location indicated with your new hire packet. Benefits eligibility begins on the first day of the month following 30 days of service with the Company. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy in effect at any given time.

Initial:

           (Company Rep)

           (Employee)

4. Sign-on Equity Compensation.  Subject to the approval of the Compensation Committee or the Board of Directors, and under the terms and conditions of the Universal American 1998 Incentive Compensation Plan, including the vesting provisions contained therein, you will be granted on the later of your first day of employment or the date such grant is approved by the Compensation Committee or the Board of Directors, restricted stock valued at $75,000 (the “Restricted Stock”) and an option (the “Option”) to purchase 20,000  shares of Universal American common stock with an exercise price equal to the closing price on the date of grant. The Restricted Stock and Option shall vest and cease to be subject to forfeiture, subject to your continued employment on the applicable dates, as follows:  25% of the grant on each of the first, second, third and fourth anniversaries of the date of grant (full vesting occurring on the fourth anniversary of the date of grant).

Additionally, as part of our long-term incentive program, under the terms and conditions of the Company’s 1998 Incentive Compensation Plan, you will be granted 7,500 Performance Shares.  Performance will be measured over three years with cliff vesting of shares after three years based on performance results for the period. Performance shares are settled in shares of UAM common stock.

You will be entitled to a full grant of equity beginning with the compensation granted in the first quarter of 2011, subject to Board approval in its discretion. This will be commensurate with the lower part of Tier 1 (expectation of approximately $300,000 of value).

5. Start date, Work Location and Schedule.  It is anticipated that your first day of employment with the Company will be Monday, July 19, 2010.  You will begin with a 50% time work schedule through August 31, 2010.  Beginning Wednesday, September 1, 2010, you will assume a full-time work schedule.  You will work from our Rye Brook, NY office.

6. Conflicting Employment.  You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

7. At-Will Employment.  You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, for any lawful reason, with or without cause and with or without notice.

8. Termination.  Notwithstanding any other provision of this Agreement, in the event of your termination:

(a)                                 By the Company for Cause or Resignation by you without Good Reason.

(i)                                     Your employment may be terminated by the Company for Cause (as defined in Section 8(a)(ii)) or you by resignation without Good Reason (as defined in Section 8(c)).

(ii)                                  For purposes of this Agreement, “Cause” shall mean (A) your willful and continued failure to substantially perform the duties of your position or breach of material terms of this Agreement, after written notice (specifying the details of such alleged failure) and a reasonable opportunity to cure; (B) any willful act or omission which is demonstrably and materially injurious to the Company or any of its subsidiaries or affiliates; or (C) conviction or plea of nolo contendere or no contest to a felony or other crime of moral turpitude (or having adjudication withheld). No act or failure to act will be deemed “willful” (X) unless effected without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interest; or (Y) if it results from any physical or mental incapacity.

(iii)                               If your employment is terminated by the Company for Cause, or if you resign without Good Reason, you will be entitled to receive (A) any accrued but unpaid Base Salary through the date of termination, (B) the opportunity to exercise vested stock options for 90 days following such termination and (C) such compensation and Employee Benefits, if any, as to which you may be entitled under the employee compensation and benefit plans of the Company and any other long-term incentive or equity program. Following such termination of your employment by the Company for Cause or your resignation without Good Reason, except as set forth in this Section, you shall have no further rights to any compensation or any other benefits under this Agreement.

(b)                                 Disability or Death.

(i)                                     Your employment will terminate (A) upon your death and (B) if you become physically or mentally incapacitated for a period of indefinite duration and are therefore unable for a period of six (6) consecutive months or for an aggregate of eight (8) months in any twelve (12) consecutive month period to perform your duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of your Disability to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.

(ii)                                  Upon termination of your employment hereunder for death or Disability, you or your estate (as the case may be) shall be entitled to receive (A) any accrued but unpaid Base Salary through the end of the month in which such termination occurs, (B) a pro rata portion of any Bonus that you would have been entitled to receive pursuant to Section 2(b) above in such year based upon the percentage of the calendar year that shall have elapsed through the date of your termination of employment, payable when such Bonus would have otherwise been payable had your employment not terminated, (C) the opportunity to exercise vested stock options and your stock options scheduled to vest during the year following such termination for one year following such termination, (D) a pro rata portion of any long term incentive granted to you and (E) such compensation and Employee Benefits, if any, as to which you may be entitled under the employee compensation and benefit plans and arrangements of the Company. Following such termination of your employment due to death or Disability, except as set forth in this Section, you will have no further rights to any compensation or any other benefits under this Agreement.

(c)                                  By the Company without Cause or Resignation for Good Reason.

(i)                                     Your employment hereunder may be terminated by the Company without Cause or by your resignation for Good Reason.

(ii)                                  For purposes of this Agreement, “Good Reason” shall mean:

(A)                      assignment of duties materially inconsistent with your position;

(B)                      any reduction in your Base Salary or percentage of target bonus as then in effect;

(C)                      relocation of your office location further than 75 miles from the Company’s Rye Brook, NY office;

(D)                      failure of any successor to all or substantially all of the business of the Company to assume the Agreement.

(E)                       any material breach of the Agreement by the Company; or

(F)                        a change in reporting relationship.

(iii)                               If your employment is terminated by the Company without Cause (other than by reason of death or Disability) or if you resign for Good Reason, provided that at such time you shall have been employed by the Company for three months, you will be entitled to receive (v) within 30 business days after such termination, any accrued but unpaid Base Salary through the date of termination, (w) within 30 business days after such termination, a pro rata portion of any unpaid Bonus for the fiscal year that includes the date of   termination, (x) within 30 business days after such termination, a lump sum payment equal to your Base Salary, (y) continued coverage under the Company’s welfare benefit plans available to senior executives for a period of 12 months or comparable coverage for such period and (z) such earned compensation and Employee Benefits, if any, as to which you may be entitled under the employee compensation and benefit plans and arrangements of the Company.

(iv)                              If your employment is terminated by the Company without Cause (other than by reason of death or Disability) or if you resign for Good Reason within 12 months after a Change in Control (as defined below), you will be entitled to receive, in addition to your entitlements in (iii) above (w) within 30 business days after such termination, an additional lump sum payment equal to one-half of your Base Salary and (x) continued coverage under the Company welfare benefit plans available to senior executives for an additional 6 month period and (y) the value of full vesting of the unvested portion of your account balance under the Company’s 401(k) plan and  (z) any equity award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control including without limitation stock options, restricted stock and performance shares.

(v)                                 For purposes of this Agreement, “Change in Control” shall mean:

(A)                               any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d), and shall include a “group” as defined in Section 13(d)) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company immediately prior to the occurrence with respect to which the evaluation is being made) becomes the Beneficial Owner (as defined in Rule 13d-3 of the Exchange Act) (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 40% or more of the combined voting power of the Company’s or such Significant Subsidiary’s then-outstanding securities and is the largest shareholder of the Company;

(B)                               during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C), or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, or partnership, group, associate or other entity or Person other than the Board (the “Continuing Directors”), cease for any reason to constitute at least a majority of the Board;

(C)                               the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(D)                               the Company disposes of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting there from.

(d)                                 Notice of Termination. Any purported termination of employment by the Company or by you (other than due to your death) shall be communicated by written Notice of Termination to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

9. Prior Employment.  You represent that you will have delivered to the Company prior to your start date an accurate and complete copy of any and all agreements with any prior employer to which you continue to be subject. You represent that the execution by you of this Agreement and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation, any employment, consulting or non-competition agreement. You hereby agree to abide by the limitations on your conduct as set forth in any Agreement between you and your prior employer.  In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom or with respect to which you have any obligation of confidentiality.

10. General Provisions.

(a)                                 Your employment is contingent upon successful completion of a background and reference check.  We would caution you not to resign any current employment until you have received notification of successful completion of both.

(b)                                 We are required by law to confirm your eligibility for employment in the United States.  Thus, you will be asked to provide proof of your identity and eligibility to work in the U.S. on your start date.

(c)                                  This offer letter and the terms of your employment will be governed by the laws of the State of New York, applicable to agreements made and to be performed entirely within such state.

(d)                                 This offer letter sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior discussions between us.

(e)                                  This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of and binding upon the Company and its respective successors and assigns.

(f)                                   All payments pursuant to this letter will be subject to applicable withholding taxes.

(g)                                  The prevailing party in any litigation arising out of or related to this Agreement shall be entitled to recover all costs and expenses, including but not limited to, reasonable attorney’s fees,  costs and expenses incurred at trial and all appellate levels.

Please acknowledge and confirm your acceptance of this letter by, signing and returning one copy of this offer letter in its entirety to me, no later than Monday, July 12, 2010.  Your new hire packet will provide you with further instructions for additional required paperwork.  We look forward to a mutually rewarding working arrangement.

By
Jeffrey Robinson
Senior Vice President, Human Resources

OFFER ACCEPTANCE:

I accept the terms of my employment with the Company as set forth herein.  I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship.

Date: / /
Anthony L. Wolk

CC: Richard Barasch

APPENDIX A

Non-Competition

You acknowledge and recognize the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agree as follows:

(i)                                     During the Employment Term and for a period of one year following your termination of employment, unless such termination occurs within 12 months after a Change in Control (the “Restricted Period”), you will not, (A) engage in any business that is in Competition with the business of the Company or its subsidiaries (including, without limitation, businesses which the Company or its subsidiaries have specific plans to conduct in the future and as to which you are aware of such planning), (B) render any services, as an employee or otherwise, to any business in Competition with the business of the Company or its subsidiaries, (C) acquire a financial interest in any person engaged in any business that is in Competition with the business of the Company or its subsidiaries, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (D) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its subsidiaries and their customers and suppliers. For purposes of this Section 10, a business shall be deemed to be in “Competition” with the business of the Company or its subsidiaries if such business substantially involves (x) the provision of any services or financial products provided by the Company or its subsidiaries as a material part of the business of the Company or subsidiary or (ii) the purchase or sale of any property (other than securities purchased for investment) purchased or sold by the Company or subsidiary as a material part of the business of the Company or one of its subsidiaries. For the avoidance of doubt, you shall not be prohibited from rendering any services to any company (even if such company is engaged in a business which is in Competition with the business of the Company or any of its subsidiaries) if such services relate to a business of such company that is not in Competition with the business of the Company or any of its subsidiaries. For purposes of this Agreement, “subsidiary” means any person or entity that directly or indirectly, through one or more intermediaries, is controlled by the Company.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly, own securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (A) are not a controlling person of, or a member of a group which controls, such person and (B) do not, directly or indirectly, own 3% or more of any class of securities of such person.

(iii)                               During the Restricted Period, you will not, directly or indirectly, solicit or encourage any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries.

It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Date: / /
Anthony L. Wolk